Exhibit 99.3

900 King Street Suite 100 Rye Brook, NY 10573	Tel 914.307.7000 Fax 914.307.4044

January 21, 2009

Re:	World Monitor Trust II (Series D, E and F)

Dear Investor,

Effective March 1, 2009, units in World Monitor Trust II (Series D, E and F) can only be redeemed as of the last business day of each month (“Redemption Date”). Our decision to change the redemption policy from weekly to monthly is a result of the significant administration and accounting costs related to weekly redemptions.

A request for redemption in proper form must be received no later than five (5) business days prior to the applicable Redemption Date.

Through the end of February, you will continue to be able to redeem your Units on a weekly basis as of the last day of each week. The new policy will take effect beginning March 1, 2009.

This letter is a notice of the change and no action is required on your part.

Attached is a copy of the Fifth Amended and Restated Declaration of Trust and Trust Agreement for World Monitor Trust II reflecting this change.

If you have any questions or concerns, please do not hesitate to contact us at (914) 307-4000 or Preferred@kenmar-us.com.

Sincerely,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Investor Services
Preferred Investment Solutions Corp.
Managing Owner for World Monitor Trust II